Exhibit 99.1

TELA Bio Reports Fourth Quarter and Full Year 2025 Financial Results

MALVERN, PA, March 24, 2026 -- TELA Bio, Inc. ("TELA Bio"), a commercial-stage medical technology company focused on providing innovative soft-tissue reconstruction solutions, today reported financial results for the fourth quarter and full year ended December 31, 2025.

Recent Highlights

•	Delivered revenue of $20.9 million in the fourth quarter and $80.3 million for the full year 2025, an 18% and 16% increase, respectively, from the corresponding periods of 2024;

•	Expanded the sales force to 88 quota-carrying representatives as of today under the leadership of commercial management added at midyear;

•	Announcing promotion of Howard Langstein, MD, FACS to Chief Medical Officer, effective March 1, 2026; and

•	Closed on a credit facility for up to $70.0 million from Perceptive Advisors (“Perceptive”). The Perceptive credit facility consists of an initial loan of $60.0 million received at closing and an additional $10.0 million that can be drawn at our option by April 30, 2027, upon satisfaction of certain conditions, including, but not limited to, the achievement of net revenue thresholds.

"We closed 2025 with our strongest quarterly revenue on record, delivering $20.9 million and 18% growth over Q4 2024 while holding operating expenses essentially flat for the year, demonstrating the operating leverage we expect to continue to see in the years ahead," said Antony Koblish, Co-Founder and Chief Executive Officer of TELA Bio. "Over the last six months we strengthened our leadership and upgraded the commercial field organization. Today, the team we have assembled is the best we have ever had, with 88 revenue-generating reps in place to drive greater penetration into key markets throughout the U.S. Based on the current ramp of tenured reps in the field, we are confident in the team’s ability to deliver at least 8% revenue growth in 2026, and keep us on a path to profitability without the need to raise additional capital.”

Fourth Quarter 2025 Financial Results

Revenue was $20.9 million in the fourth quarter of 2025, an increase of 18% compared to the same period in 2024. The increase was driven by the addition of new customers, the U.S. launch of the larger-sized new OviTex PRS product configuration and an increase in international sales. This growth was partially offset by a shift in hernia product mix toward smaller-sized units, which weighed on average selling prices.

Gross profit was $13.8 million in the fourth quarter of 2025, or 65.9% of revenue, compared to $11.2 million, or 63.6% of revenue, in the same period in 2024. The increase in gross margin was primarily due to a lower expense recognized for excess and obsolete inventory adjustments as a percentage of revenue.

Operating expenses were $20.4 million in the fourth quarter of 2025, compared to $19.6 million in the same period in 2024. The increase was due to higher compensation costs, primarily from commissions on an increased revenue base and severance costs, increased study and development costs and higher professional fees which offset lower travel and consulting expenses.

Loss from operations was $6.6 million in the fourth quarter of 2025, compared to a loss from operations of $8.4 million in the same period in 2024.

Net loss was $9.0 million in the fourth quarter of 2025, compared to a net loss of $9.2 million in the same period in 2024.

Full Year 2025 Financial Results

Revenue was $80.3 million for the full year 2025, an increase of $11.0 million, or 16%, compared to the same period in 2024. The increase was primarily driven by the addition of new customers, growing international sales and the U.S. launch of the larger-sized new OviTex PRS product configuration. This growth was partially offset by a shift in hernia product mix toward smaller-sized units, which weighed on average selling prices.

Gross profit was $54.3 million in the full year 2025, or 67.7% of revenue, compared to $46.5 million, or 67.1% of revenue, in 2024. The improvement in gross margin reflects more favorable inventory-related costs as a percentage of revenue compared to the prior year.

Operating expenses were $88.1 million in the full year 2025, compared to $88.2 million in 2024. The decrease was due to lower compensation and travel-related costs across the organization, partially offset by higher commissions on an increased revenue base and higher study and professional fees.

Loss from operations was $33.8 million in the full year 2025, compared to a loss from operations of $34.1 million in the full year 2024.

Net loss was $38.8 million in the full year 2025, compared to a net loss of $37.8 million in 2024.

Cash and cash equivalents on December 31, 2025 totaled $50.8 million.

2026 Financial Guidance

•	Full year 2026 revenue growth of at least 8% over full year 2025

•	First quarter 2026 revenue of approximately $18.5 million

Conference Call

TELA Bio will host a conference call at 4:30 p.m. Eastern Time on Tuesday, March 24, 2026 to discuss its fourth quarter and full year 2025 financial results. Investors interested in listening to the conference call should register online. Participants are required to register a day in advance or at minimum 15 minutes before the start of the call. A replay of the webcast can be accessed via the Events & Presentations page of the investor section of TELA Bio's website.

About TELA Bio, Inc.

TELA Bio, Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on providing innovative technologies that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy. The Company is committed to providing surgeons with advanced, economically effective soft-tissue reconstruction solutions that leverage the patient's natural healing response while minimizing long-term exposure to permanent synthetic materials. For more information, visit www.telabio.com.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA Bio's management. Such forward-looking statements include statements relating to our expected revenue and revenue growth for the first quarter and the full year 2026 and expectations regarding operational efficiency and expectations regarding market penetration and profitability. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business from macroeconomic conditions, including recessionary concerns, banking instability, changes in market interest rates, monetary policy changes, changes in trade policies, including tariffs and trade protection measures, and inflationary pressures, potentially impacting our ability to market our products; demand for our products related to changes in volumes or frequency of surgical procedures, including due to outbreak of illness or disease, cybersecurity events impacting hospital operations, potential hospital closures, labor and hospital staffing shortages, supply chain disruptions to critical surgical and hospital supplies, pricing pressures or any other applicable adverse healthcare economic factors; our ability to achieve or sustain profitability; our ability to gain market acceptance for our products and to accurately forecast and meet customer demand; our ability to compete successfully; that data from earlier studies related to our products and interim data from ongoing studies may not be replicated in later studies or indicative of future data; that data obtained from clinical studies using our product may not be indicative of outcomes in other surgical settings; our ability to maintain and benefit from our enhanced operations and expanded market access; our ability to enhance our product offerings; product development and manufacturing problems; capacity constraints or delays in production of our products; maintenance of coverage and adequate reimbursement for procedures using our products; and product defects or failures. These risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA Bio assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact
Louisa Smith

ir@telabio.com

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$50,845	$52,670
Accounts receivable, net of allowances of $287 and $275	10,347	10,098
Inventory	11,016	12,781
Prepaid expenses and other current assets	3,373	2,522
Total current assets	75,581	78,071
Property and equipment, net	2,226	2,341
Intangible assets, net	1,359	1,739
Right-of-use assets	1,502	1,738
Other long-term assets	500	2,276
Deferred tax asset, net	—	140
Restricted cash	250	265
Total assets	$81,418	$86,570

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,309	$2,147
Accrued expenses and other current liabilities	15,666	13,451
Total current liabilities	17,975	15,598
Long-term debt	55,653	41,124
Other long-term liabilities	1,477	1,390
Total liabilities	75,105	58,112

Stockholders’ equity:
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 44,538,264 and 39,395,712 shares issued and outstanding at December 31, 2025 and 2024, respectively	44	39
Additional paid-in capital	403,739	387,059
Accumulated other comprehensive income	91	90
Accumulated deficit	(397,561)	(358,730)
Total stockholders’ equity	6,313	28,458
Total liabilities and stockholders’ equity	$81,418	$86,570

TELA Bio, Inc.

Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue	$20,869	$17,649	$80,275	$69,300
Cost of revenue (excluding amortization of intangible assets)	7,019	6,333	25,554	22,432
Amortization of intangible assets	95	95	380	380
Gross profit	13,755	11,221	54,341	46,488
Operating expenses:
Sales and marketing	14,490	13,957	63,182	64,648
General and administrative	3,784	3,589	15,694	14,722
Research and development	2,129	2,029	9,220	8,813
Total operating expenses	20,403	19,575	88,096	88,183
Other operating income:
Gain on sale of product line	—	—	—	7,580
Loss from operations	(6,648)	(8,354)	(33,755)	(34,115)
Other (expense) income:
Interest expense	(1,637)	(1,283)	(5,245)	(5,290)
Loss on extinguishment of debt	(888)	—	(888)	—
Other income	277	285	1,287	1,420
Total other expense	(2,248)	(998)	(4,846)	(3,870)
Loss before income tax benefit	(8,896)	(9,352)	(38,601)	(37,985)
Income tax (expense) benefit	(145)	144	(230)	144
Net loss	$(9,041)	$(9,208)	$(38,831)	$(37,841)
Net loss per common share, basic and diluted	$(0.17)	$(0.23)	$(0.83)	$(1.33)
Weighted average common shares outstanding, basic and diluted	51,683,846	40,074,672	46,947,932	28,526,441
Comprehensive loss:
Net loss	$(9,041)	$(9,208)	$(38,831)	$(37,841)
Foreign currency translation adjustment	—	(59)	1	(1)
Comprehensive loss	$(9,041)	$(9,267)	$(38,830)	$(37,842)